Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03

                                                                  Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03


PRICING SUPPLEMENT NO. 11 DATED SEPTEMBER 19, 2003
     (To Prospectus Dated March 20, 2003, and Prospectus Supplement Dated April 8, 2003)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series L
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                          Floating Rate Notes


Trade Date:                September 19, 2003                 Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       September 24, 2003Principal Amount:    $1,050,000,000
Stated Maturity Date:      September 24, 2004Net Proceeds:        $1,049,475,000
                                             Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                   Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate               |x| LIBOR               |_| Other
     Telerate Page 7051[ ]      Telerate Page 3750  [  ]
     Reuters Page [     ]
     Telerate Page 7052 []             Currency:      []
                               |_| Weekly Average
                              |_| Monthly Average]

Exchange Rate Agent:       N/A

Minimum Denomination:      $1,000     Maximum Interest Rate:                 N/A
Initial Interest Rate:     1.265%     Minimum Interest Rate:                 N/A
Interest Determination Dates:   Two London Business Days
                             prior to each Interest
                               Payment Date
Interest Factor Convention:            N/A   Index Maturity:            3 months
Spread (plus or minus):    plus 12.5 basis points
Spread Multiplier:                     N/A

Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    Quarterly, on the 24th of
                           March, June, September, and
                          December, commencing December
                           24, 2003
Fixed Rate Commencement Date:          N/A
Fixed Interest Rate:                   N/A

Agents: Barclays Capital Inc., BNP Paribas Securities Corp., Morgan Stanley
& Co., Banc One Capital Markets, Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Countrywide Securities Corporation, Goldman, Sachs & Co., RBC Dominion Securities Corp., Merrill Lynch, Pierce, Fenner & Smith, Inc., Citigroup Global Markets Inc., ABN AMRO Inc., Deutsche Bank Securities Inc., Wachovia Securities, Inc.

Calculation Agent:                                   The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of June 30, 2003, Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.) did not have any secured indebtedness outstanding, and Countrywide Home Loans had $7,375,109,491 of secured indebtedness outstanding, including $20,588,000 of intercompany borrowings. As of that date, Countrywide Home Loans had $19,174,974,705 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates. You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.